EXHIBIT 4.1
THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR IN ANY OTHER JURISDICTION. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.
WOLVERINE TUBE, INC.
WARRANT

Warrant No. [ ]	Date of Original Issuance ____________
     Wolverine Tube, Inc., a Delaware corporation (the “Company”), hereby certifies that in exchange for payment in the amount of _________ ($______), _________ (the “Holder”), is entitled to purchase, subject to the provisions of this Warrant, _________ (______) shares of the common stock (the “Common Stock”) of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at a purchase price of _________ ($______) per Warrant Share (as adjusted from time to time as provided in Section 9, the “Exercise Price”), at any time and from time to time from and after the date hereof and through and including _________ (the “Expiration Date”), and subject to the following terms and conditions:
     1. Definitions. In addition to the terms defined elsewhere in this Warrant, the following capitalized terms shall have the following meanings:
          (a) “Business Day” shall mean any day except (i) Saturday, (ii) Sunday and (iii) any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.
          (b) “Commission” shall mean the Securities and Exchange Commission.
          (c) “Person” shall mean an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
          (d) “Rule 144” and “Rule 144(k)” shall mean Rule 144 and Rule 144(k), respectively, promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
          (e) “Trading Day” shall mean (i) a day on which the Common Stock is traded on a Trading Market, or (ii) if the Common Stock is not listed on a Trading Market, a day on which the Common Stock is traded in the over-the-counter market or is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i) or (ii) hereof, then Trading Day shall mean a Business Day.
          (f) “Trading Market” means whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, the NASDAQ Global Select Market, the NASDAQ Capital Market, OTC Bulletin Board or any over-the-counter market on which the Common Stock is listed or quoted for trading on the date in question.
     2. Registration of Warrant. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.
     3. Registration of Transfers. Subject to Section 6, the Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, and a legal opinion specifying compliance with the legend on page 1 of this Warrant, to the Company at its address specified herein. Upon any such registration or transfer, a new Warrant to purchase Common Stock, in substantially the form of this Warrant (any such new Warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Warrant.
     4. Exercise and Duration of Warrants. This Warrant shall be exercisable by the registered Holder in whole or in part at any time and from time to time on or after the date hereof to and including the Expiration Date. At 6:00 p.m., Alabama time on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value. The Company may not call or redeem all or any portion of this Warrant without the prior written consent of the Holder.
     5. Delivery of Warrant Shares.
          (a) To effect exercises hereunder, the Holder shall not be required to physically surrender this Warrant unless all of the Warrant Shares then represented by this Warrant are being exercised. Upon delivery of an “Exercise Notice” in the form attached hereto (an “Exercise Notice”) to the Company (together with the attached “Warrant Shares Exercise Log”) at its address for notice set forth herein and upon payment of the Exercise Price multiplied by the number of Warrant Shares that the Holder intends to purchase hereunder or exercise of the Conversion Right pursuant to Section 10 hereof, the Company shall promptly (but in no event later than three (3) Trading Days after the Date of Exercise (as defined herein)) issue and deliver to the Holder a certificate for the Warrant Shares issuable upon such exercise. The certificate evidencing such Warrant Shares shall bear restrictive legends substantially similar to those imposed on this Warrant, provided, that no such legend shall be imposed on any such Warrant Shares (i) following a sale of such Warrant Shares pursuant to an effective registration statement,

(ii) following a sale of such Warrant Shares pursuant to Rule 144, (iii) while such Warrant Shares are eligible for sale under Rule 144(k), or (iv) if such a legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Commission). Following such time as restrictive legends are not required to be placed on certificates representing Warrant Shares, the Company will, no later than three (3) Trading Days following the delivery by the holder thereof to the Company or the Company’s transfer agent of a certificate representing such Warrant Shares containing a restrictive legend, deliver or cause to be delivered to such holder thereof a certificate representing such Warrant Shares that is free from all restrictive and other legends. The Company shall, upon request of the Holder and subsequent to the date on which a registration statement covering the resale of the Warrant Shares has been declared effective by the Commission, use its best efforts to deliver Warrant Shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions, if available, provided, that the Company may, but will not be required to, change its transfer agent if its current transfer agent cannot deliver Warrant Shares electronically through the Depository Trust Corporation. A “Date of Exercise” means the date on which the Holder shall have delivered to the Company: (i) the Exercise Notice (with the attached Warrant Shares Exercise Log), appropriately completed and duly signed and (ii) payment in full of the Exercise Price for the number of Warrant Shares so indicated by the Holder to be purchased or exercise of the Conversion Right pursuant to Section 10 hereof.
          (b) If by the third (3rd) Trading Day after a Date of Exercise the Company fails to deliver the required number of Warrant Shares in the manner required pursuant to Section 5(a), then the Holder will have the right to rescind such exercise.
          (c) If by the third (3rd) Trading Day after a Date of Exercise the Company fails to deliver the required number of Warrant Shares in the manner required pursuant to Section 5(a), and if after such third (3rd) Trading Day and prior to the receipt of such Warrant Shares, the Holder purchases in a bona fide arm’s length transaction for fair market value (in an open market transaction or otherwise) shares of Common Stock necessary to deliver in satisfaction of a bona fide arm’s length sale for fair market value by the Holder of the Warrant Shares which the Holder was entitled to receive upon such exercise (a “Buy-In”), then the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the Holder’s total proceeds from such sale (after brokerage commissions, if any) of the shares, and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. The Holder shall provide the Company written notice and reasonably detailed documentation indicating the amounts payable to the Holder in respect of the Buy-In.
          (d) The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.
     6. Charges, Taxes and Expenses. Issuance and delivery of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.
     7. Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity (which shall not include a surety bond), if requested. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe. If a New Warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver such mutilated Warrant to the Company as a condition precedent to the Company’s obligation to issue the New Warrant.
     8. Reservation of Warrant Shares.
          (a) Subject to paragraph (b) below, the Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this Warrant, free from preemptive rights or any other contingent purchase rights of Persons other than the Holder (taking into account the adjustments and restrictions of Section 9). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized and issued and fully paid and nonassessable.
          (b) As of the date hereof, the Company does not have sufficient shares of its Common Stock authorized and unreserved for purposes of this Section 8. However, the Company has proposed an amendment to its Restated Certificate of Incorporation to be submitted at its annual meeting of shareholders to increase the authorized number of shares of its

Common Stock in order to enable it to reserve adequate shares of Common Stock to issue the Warrant Shares upon exercise of this Warrant, and the Company shall use its best efforts to cause such increase in the authorized number of shares of its Common Stock and upon such increase reserve adequate shares of Common Stock to issue the Warrant Shares.
     9. Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.
          (a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that an Exercise Price is calculated hereunder, then the calculation of such Exercise Price shall be adjusted appropriately to reflect such event. Simultaneously with any adjustment to the Exercise Price pursuant to this paragraph (a), the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.
          (b) Adjustments to Exercise Price for Certain Dilutive Issuances.
               (i) Adjustments for Issuance of Additional Shares of Common Stock. If the Company, at any time after the Date of Original Issuance, shall issue any Additional Shares of Common Stock (as such term is defined below) at a price per share less than the Exercise Price, or without consideration, then the applicable Exercise Price in effect immediately prior to such issuance shall automatically be adjusted to that price (rounded to the nearest cent) determined by multiplying the applicable Exercise Price then in effect by a fraction, (i) the numerator of which shall be equal to the sum of (A) the number of shares of Common Stock outstanding or deemed outstanding pursuant to paragraph (b)(ii) below (the “Fully Diluted Outstanding Common Stock”) immediately prior to the issuance of such Additional Shares of Common Stock plus (B) the number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at a price per share equal to the applicable Exercise Price then in effect, and (ii) the denominator of which shall be equal to the number of shares of Fully Diluted Common Stock plus the number of such Additional Shares of Common Stock. Simultaneously with any adjustment in the Exercise Price pursuant to this paragraph (b), the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment. The provisions of this paragraph (b) shall not apply under any of the circumstances for which an adjustment is provided in paragraph (a) above. No adjustment of the applicable Exercise Price shall be made under this paragraph (b) upon the issuance of any Additional Shares of Common Stock which are issued pursuant to any rights, options or warrants (other than as excluded by paragraph (b)(iii) below) to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (as such term is defined below) (collectively, “Options”) or securities (other than as excluded by paragraph (b)(iii) below) convertible, either directly or indirectly, into or exchangeable for Common Stock (“Convertible Securities”), if upon the issuance of such Options or Convertible Securities (x) any adjustment shall have been made pursuant to paragraph (b)(ii) below or (y) no adjustment was required pursuant to this paragraph (b)(i). No adjustment of the applicable Exercise Price shall be made under this paragraph (b)(i) in an amount less than $.01 per share, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment, if any, which together with any adjustments so carried forward shall amount to $.01 per share or more; provided, that upon any adjustment of the applicable Exercise Price as a result of any dividend or distribution payable in Common Stock or Convertible Securities or the reclassification, subdivision or combination of Common Stock into a greater or smaller number of shares, the foregoing figure of $.01 per share (or such figure as last adjusted) shall be adjusted (to the nearest one-half cent) in proportion to the adjustment in the applicable Exercise Price.
               (ii) Deemed Issuances of Common Stock. In the case of the issuance (whether before, on or after the Date of Original Issuance) of Options or Convertible Securities, the following provisions shall apply for all purposes of this paragraph (b):
                    (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such Options shall be deemed to have been issued at the time such Options were issued and for a consideration equal to the consideration (determined in the manner provided in paragraph (b)(iv) below), if any, received by the Company upon the issuance of such Options (without taking into account potential antidilution adjustments) plus the minimum exercise price provided in such Options for the Common Stock covered thereby.
                    (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) any such Convertible Securities or upon the exercise of Options therefor and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such Convertible Securities were issued or such Options were issued and for a consideration equal to the consideration, if any, received by the Company for any such Convertible Securities or related Options (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company (without taking into account potential antidilution adjustments) upon the conversion or exchange of such Convertible Securities or the exercise of any related Options (the consideration in each case to be determined in the manner provided in paragraph (b)(iv) below).
                    (3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Company upon exercise of such Options or upon conversion of or in exchange for such Convertible Securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Exercise Price, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such Options or the conversion or exchange of such Convertible Securities.
                    (4) Upon the expiration of such Options, the termination of any such rights to convert or exchange or the expiration of any Options related to such Convertible Securities, the Exercise Price shall, to the extent in any way affected by or computed using such Options or Convertible Securities or Options related to such Convertible Securities, be recomputed to reflect the issuance of only the number of shares of Common Stock (and Convertible Securities which remain in effect) actually issued upon the exercise of such Options, upon the conversion or exchange of such Convertible Securities or upon the exercise of the Options related to such Convertible Securities.
                    (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to paragraphs (b)(ii)(1) and (b)(ii)(2) above shall be appropriately adjusted to reflect any change, termination or expiration of the type described in paragraphs (b)(ii)(3) and (b)(ii)(4) above.
               (iii) Definition of Additional Shares of Common Stock. As used herein, the term “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or deemed to be issued) by the Company after the Date of Original Issuance, other than shares of Common Stock issued (or deemed to be issued):
                    (1) to employees, consultants or directors pursuant to stock option, stock grant, stock purchase or similar plans or arrangements approved by the Company’s Board of Directors;
                    (2) as a dividend or other distribution in connection with which an adjustment to the Warrant Exercise Price is made;
                    (3) in a merger, consolidation, acquisition or similar business combination that is approved by the Company’s Board of Directors;
                    (4) in exchange for technology or other non-cash assets as approved by the Company’s Board of Directors;
                    (5) pursuant to any rights or agreements outstanding on the Date of Original Issuance;

                    (6) to Persons with which the Company has business or banking relationships, provided that such issuance is approved by the Company’s Board of Directors and is not primarily for capital raising purposes; or
                    (7) if the Holder agrees in writing that such shares shall not constitute Additional Shares of Common Stock.
               (iv) Determination of Consideration. For purposes of this paragraph (b) the consideration received by the Company for any Additional Shares of Common Stock issued (or deemed to be issued) shall be computed as follows:
                    (1) Cash and Property. Such consideration shall:
                         a. insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company;
                         b. insofar as it consists of securities and the value of such securities is not determinable by reference to a separate agreement, (A) if the securities are then listed on a national securities exchange, or quoted on the NASDAQ Global Market, NASDAQ Global Select Market or NASDAQ Capital Market, then the value shall be computed based on the average of the closing prices of the securities on the principal trading market for such securities over the thirty (30)-day period ending on the date of receipt by the Company, (B) if the securities are not then listed on a national securities exchange, or quoted on the NASDAQ Global Market, NASDAQ Global Select Market or NASDAQ Capital Market but are actively traded over-the-counter, then the value shall be computed based on the average of the last bid prices for the securities over the thirty (30)-day period ending on the date of receipt by the Company, and (C) if the value cannot be determined pursuant to clause (A) or (B) above, then the value shall be computed based on the fair market value thereof on the date of receipt by the Company, as determined in good faith by the Board of Directors;
                         c. insofar as it consists of property other than cash and securities, be computed at the fair market value thereof at the time of such issuance, as determined in good faith by the Board of Directors; and
                         d. if Additional Shares of Common Stock are issued (or deemed to be issued) together with other shares or securities or other assets of the Company for consideration which cover both, by the proportion of such consideration so received, computed as provided in the immediately preceding paragraphs (a), (b) and (c), as determined in good faith by the Board of Directors; and
                    (2) Options and Convertible Securities. The consideration received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to this paragraph (b) relating to Option and Convertible Securities, shall be the sum of (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus (y) the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.
               (v) No Increase in Exercise Price. Notwithstanding any other provisions of this paragraph (b), except to the limited extent provided for in paragraphs (b)(ii)(4) and (b)(ii)(5) above, no adjustment of the Exercise Price pursuant to this paragraph (b) shall have the effect of increasing the Exercise Price above the Exercise Price in effect immediately prior to such adjustment.
          (c) Calculations. All calculations under this Section 9 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.
          (d) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s transfer agent.
          (e) Adjustment for Reorganization, Consolidation or Merger. In case of any reorganization of the Company (or of any other corporation, the stock or other securities of which are at the time receivable on the exercise of this Warrant) after the Date of Original Issuance, or in case, after such date, the Company (or any such corporation) shall consolidate with or merge into another corporation or convey all or substantially all of its assets to another corporation or other entity, then, and in each such case, the Holder, upon exercise of this Warrant, at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise of this Warrant prior to such consummation, the stock or other securities or property to which such Holder would have been entitled upon the consummation of such reorganization, consolidation, merger or conveyance if such Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in this Section 9, and the successor or purchasing corporation or other entity in such reorganization, consolidation, merger or conveyance (if other than the Company) shall duly execute and deliver to the Holder a supplement hereto acknowledging such corporation’s or entity’s obligations under this Warrant; and in each such case, the terms of this Warrant (including the exercisability, transfer and adjustment provisions of this Warrant) shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after the consummation of such reorganization, consolidation, merger or conveyance.
     10. Payment of Exercise Price. The Holder shall pay the Exercise Price by delivering to the Company immediately available funds. In lieu of the payment of the Exercise Price in cash, the registered holder of the Warrant shall have the right (but not the obligation) to require the Company to convert any exercisable but unexercised portion of the Warrant (the

“Conversion Right”), in whole but not in part, into the shares of Common Stock as provided for in this subsection (the “Net Exercise Shares”). Upon exercise of the Conversion Right, the Company shall deliver to the registered holder thereof (without payment in cash of the Exercise Price) that number of Net Exercise Shares equal to (i) the number of shares of Common Stock issuable upon exercise of the portion of the Warrant being converted, multiplied by (ii) the quotient obtained by dividing (x) the value of the Warrant (on a per share basis) at the time the Conversion Right is exercised (determined by subtracting the Exercise Price (as adjusted) from the average Current Market Price (as defined below) for the 10 Trading Days ending on the Trading Day immediately prior to the effective date of the Exercise Notice) by (y) the average Current Market Price of one share of Common Stock for the 10 Trading Days ending on the Trading Day immediately prior to the effective date of the Exercise Notice. The “Current Market Price” of a share of Common Stock shall mean (i) if the Common Stock is listed on a national securities exchange, or quoted on the NASDAQ Global Market, NASDAQ Global Select Market, or NASDAQ Capital Market, the last closing price of the Common Stock in the principal Trading Market for the Common Stock as reported by such principal Trading Market; (ii) if the Common Stock is not listed on a national securities exchange or quoted on the NASDAQ Global Market, NASDAQ Global Select Market, NASDAQ Capital Market, but is traded in the OTC Bulletin Board (or successor trading market) or other over-the-counter market, the last bid price for the Common Stock; and (iii) if the fair market value of the Common Stock cannot be determined pursuant to clause (i) or (ii) above, such price as the Board of Directors of the Company shall determine, in good faith after taking into consideration factors it deems appropriate, including, without limitation, recent sale and offer prices of the capital stock of the Company in private transactions negotiated at arm’s length.
     11. No Fractional Shares. No fractional shares of Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the closing price of one Warrant Share as reported by the applicable Trading Market on the date of exercise.
     12. No Shareholder Rights. The Holder of this Warrant shall not have, solely on account of such status, any rights of a stockholder of the Company, either at law or in equity, or to any notice of meetings of shareholders or of any other proceedings of the Company, except as provided in this Warrant. Without limiting the generality of the foregoing, and except as otherwise provided herein, no dividends shall accrue to the Warrant Shares underlying this Warrant until the exercise hereof and the purchase of the underlying Warrant Shares, at which point dividends shall begin to accrue with respect to such purchased Warrant Shares from and after the date such Warrant Shares are so purchased.
     13. Piggyback Registration.
          (a) If the Company proposes to register any of its stock or other securities under the Securities Act of 1933 (the “Act”) (other than a registration on Form S-8 or any successor form thereto relating solely to the sale of securities of participants in a Company stock plan, a registration on Form S-4 or any successor form thereto relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Warrant Shares, or a registration in which the only securities being registered are securities issuable upon conversion of debt), the Company shall promptly give the Holder written notice of its intention to effect such registration. Upon the written request of the Holder for inclusion in such registration given within twenty (20) days after effectiveness of such notice by the Company in accordance with Section 15, the Company shall, subject to the provisions of Section 13(c), at the Company’s expense use all commercially reasonable efforts to cause to be included in such registration under the Act the Warrant Shares that each such Holder requests to be registered and shall use commercially reasonable efforts to cause such registration statement to become effective.
          (b) Right to Terminate or Suspend Registration. The Company shall have the right to terminate or withdraw any registration initiated by it prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. After such registration statement becomes effective, the Company shall use commercially reasonable efforts to cause such registration statement to remain effective until the earlier to occur of the date the Warrant Shares so registered have been sold or the Warrant Shares so registered may be sold under Rule 144(k). Following the effectiveness of such registration statement, the Company may, at any time, suspend the effectiveness of such registration for up to 60 days, as appropriate, by giving notice to the Holders if the Company shall have determined that the Company may be required to disclose any material corporate development which disclosure may have a material adverse effect on the Company. The Company shall use its best efforts to limit the duration and number of any suspension periods.
          (c) Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 13 to include the Warrant or Warrant Shares in such underwriting unless the Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other Persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with such underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company.
     14. Holder Representations. The Company is issuing this Warrant to Holder, and any and all Warrant Stock to Holder, in reliance upon the following representations made by Holder, as of the date of this Warrant, and the date of each exercise of this Warrant:
          (a) Holder is an “accredited investor” within the meanings set forth in Regulation D of the Securities Act of 1933, as amended.
          (b) Holder (i) has had, and continues to have, access to detailed information with respect to the business, financial condition, results of operations and prospects of the Company; (ii) has received or has been provided access to all material information concerning an investment in the Company; and (iii) has been given the opportunity to obtain any additional information or documents from, and to ask questions and receive answers of the officers, directors and representatives of the Company to the extent necessary to evaluate the merits and risks related to an investment in the Company represented by the Warrant and Warrant Stock.

          (c) As a result of Holder’s study of the aforementioned information and Holder’s prior overall experience in financial matters, and Holder’s familiarity with the nature of businesses such as the Company, Holder is properly able to evaluate the capital structure of the Company, the business of the Company, and the risks inherent therein.
          (d) Holder’s investment in the Company pursuant to this Warrant and Warrant Stock is consistent, in both nature and amount, with Holder’s overall investment program and financial condition.
          (e) Holder’s financial condition is such that Holder can afford to bear the economic risk of holding the Warrant and Warrant Stock and to suffer a complete loss of Holder’s investment in the Company represented by the Warrant or Warrant Stock.
     15. Notices. Any and all notices or other communications or deliveries hereunder (including, without limitation, any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be as follows:
          (a) if to the Company: Wolverine Tube, Inc., 200 Clinton Avenue West, Suite 1000, Huntsville, Alabama 35801, Attention James E. Deason.
          (b) if to the Holder: to the address or facsimile number appearing on the Warrant Register or such other address or facsimile number as the Holder may provide to the Company in accordance with this Section.
     16. Warrant Agent. The Company shall serve as warrant agent under this Warrant. Upon 30 days’ notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.
     17. Miscellaneous.
          (a) This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant. This Warrant may be amended only in writing signed by the Company and the Holder and their successors and assigns.
          (b) All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware. Company irrevocably consents to the jurisdiction of the United States federal courts and the state courts in the applicable jurisdiction of Huntsville, Alabama, in any suit or proceeding based on or arising under this Warrant and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in such courts. Borrower irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding in such forum. Company further agrees that service of process upon Company mailed by first class mail shall be deemed in every respect effective service of process upon Company in any such suit or proceeding. Nothing herein shall affect the right of Holder to serve process in any other manner permitted by law. Company agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.
          (c) The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.
          (d) In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.
     IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above

WOLVERINE TUBE, INC.
By:

Name:

Its:

WOLVERINE TUBE, INC.
WARRANT EXERCISE NOTICE

Warrant No. [ ]	Date of Original Issuance: _______________
To Wolverine Tube, Inc.:
     The undersigned hereby irrevocably elects to purchase ______ shares of Common Stock pursuant to the above captioned Warrant.

☐	Enclosed herewith is $___in cash, certified or official bank check or checks or other immediately available funds, which sum represents the aggregate Exercise Price (as defined in the Warrant) for the number of shares of Common Stock to which this Exercise Notice relates, together with any applicable taxes payable by the undersigned pursuant to the Warrant.

☐	The undersigned wishes to engage in a cashless exercise pursuant to Section 10 of this Warrant.
     The undersigned requests that certificates for the shares of Common Stock issuable upon this exercise be issued in the name as follows (Please print name, address, and EIN):

HOLDER
Entity Name:

By:

Name:

Its:

A-1

WARRANT SHARES EXERCISE LOG

Number of Warrant
	Number of Warrant Shares	Number of Warrant	Shares Remaining to
Date	Available to be Exercised	Shares Exercised	be Exercised

A-2

WOLVERINE TUBE, INC.
FORM OF ASSIGNMENT

Warrant No. [ ]	Date of Original Issuance: ____________
     For value received, the undersigned hereby sells, assigns and transfers unto ___ the right represented by the above-captioned Warrant to purchase ___ shares of Common Stock to which such Warrant relates and appoints ___ attorney to transfer said right on the books of the Company with full power of substitution in the premises.
Dated: _____________ __, 20__

HOLDER
Entity Name:

By:

Name:

Its:

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)
     Address of Transferee:

B-1